UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GRANITE CONSTRUCTION INCORPORATED

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On April 8, 2011, Granite Construction Incorporated (the “Company”) issued the following press release, which may be deemed to be additional soliciting material pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, with respect to the solicitation of proxies by the Board of Directors of the Company with respect to the Company’s 2011 annual meeting of shareholders to be held on May 20, 2011.

NEWS RELEASE

Contact:	Jacque Fourchy
(831) 761-4741

Granite Construction Incorporated Board of Directors
Nominates James H. Roberts as Director

WATSONVILLE, Calif. (April 8, 2011)—Granite Construction Incorporated (NYSE: GVA), one of the nation’s leading infrastructure contractors, today announced its nominations for the upcoming annual stockholders’ meeting scheduled for May 20, 2011. Granite President and Chief Executive Officer, James H. Roberts, will stand for election to the Board. Current directors Gary M. Cusumano and J. Fernando Niebla will stand for re-election to the board.

“Jim’s nomination to the Board is a logical step in the evolution of his leadership role,” said Chairman of the Board, William Powell. “Jim brings to the board not only knowledge of the construction industry, but an intimate knowledge of Granite’s business, its employees and its culture. On behalf of the entire board, we look forward to working with him as a Director.”

Mr. Roberts, 54, joined Granite in 1981 and has served in various capacities, including President and Chief Executive Officer since September 2010. He also served as Executive Vice President and Chief Operating Officer from September 2009 to August 2010. From May 1995 to September 2009, Mr. Roberts held several managerial roles and oversaw operating units throughout the company’s vertically-integrated construction business. He is a graduate of the University of California at Berkeley and the University of Southern California. In 2009, Mr. Roberts completed the Stanford Executive Program.

In addition, the Company announced that director David H. Watts, 72, will retire from the Board effective May 20, 2011. Mr. Watts served as Chairman of the Board from May 1999 until August 2009. He served as Granite’s President and Chief Executive Officer from October 1987 until 2003. If elected, Mr. Roberts will fill the vacancy created by Mr. Watts' retirement.

“Dave has brought tremendous wisdom and judgment to our board, as well as keen insights into the business as a result of his experience with the company,” said Powell. “We appreciate all of his contributions and we will certainly miss his leadership and perspective. I know the entire Board joins me in thanking him for his many contributions over the past 24 years.”

Granite’s 2011 Proxy Statement has been filed with the Securities and Exchange Commission (“SEC”) and is now available to stockholders on the company’s Web site www.graniteconstruction.com. In addition, the company is complying with the SEC’s Notice and Access rules for distribution of proxy materials. This provides stockholders online access to these materials and the ability to vote on proxy ballot measures via the Internet. Information about this program was mailed to stockholders on April 8th. A live audio webcast of the meeting will be available via Granite's Web site at www.graniteconstruction.com/investor-relations. A re-play will be provided approximately 24 hours after the live event.

About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its website at graniteconstruction.com.

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